SHARE TRANSFER AGREEMENT

                                    BETWEEN:

                  Navtech Applied Research Inc., a corporation
                          having its registered office
                            in the City of Waterloo,
                       in the Province of Ontario, Canada

                       (Hereinafter referred to as "NARI")

                                      AND:

                          Navtech, Inc., a corporation
                           having its principal office
                            in the City of Monterey,
                         in the State of California, USA

                     (Hereinafter referred to as "Navtech")

                            DATED: October 23rd, 2000


WHEREAS, NARI wishes to further reduce the amount of its indebtedness to Navtech;

WHEREAS, NARI is the owner of 502,766 shares of Common Stock, par value $.001 per share, of Navtech (the "Common Shares");

WHEREAS, NARI wishes to transfer the Common Shares to Navtech to further reduce the amounts of its indebtedness to Navtech;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1.   Navtech accept the transfer of the Common Shares from NARI;

     2. that, upon the transfer of the Common Shares from NARI to Navtech, the amount of indebtedness of NARI to Navtech be further reduced by the fair market value of the Common Shares as of October 23, 2000 based upon the last sale price as of such date.

     3. that, after reconciliation of all accounts as of October 31, 2000, giving effect to any further interest and royalty adjustments, the remaining balance of all debt owing from NARI to Navtech, or its subsidiary, Navtech Systems Support Inc., be reduced to an amount equal to $63,400 Canadian, such amount to be paid no later than January 15, 2001.



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         IN WITNESS WHEREOF the parties hereto have set their hands and seals.

SIGNED, SEALED AND DELIVERED              )        Navtech Applied Research Inc.
in the presence of:                       )
                                          )        /s/ Dorothy English
                                          )        ----------------------------
                                          )        Dorothy English, Secretary
                                          )
                                          )        Navtech, Inc.
                                          )
                                          )        /s/ David Strucke
                                          )        -----------------------------
                                          )        David Strucke
                                          )        Chief Financial Officer






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